                                                                   Exhibit 23.1



                    Consent of Independent Public Accountants



The Board of Directors
Star Buffet, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated May 7, 1998, relating to the statements of assets acquired and liabilities to be assumed of the Segment of twelve JB's Restaurants Sold to Star Buffet, Inc. (Successor Company) as of January 26, 1998 and January 27, 1997, and the related statements of revenues and expenses for the fifty-two week period ended January 26, 1998 and twenty-eight week period ended January 27, 1997 (Successor Period) and the statements of revenues and expenses for the forty-two week period ended July 15, 1996 (Predecessor Company), which report appears in the January 26, 1998 annual report on Form 8-K/A of Star Buffet, Inc. Our report refers to a business combination accounted for as a purchase that occurred on July 16, 1996, the result of which renders the financial information for the periods before and after the acquisition not comparable.




                                                         KPMG PEAT MARWICK LLP


Salt Lake City, Utah
May 11, 1998